Exhibit 99.1

FLIR Systems Announces Second Quarter 2018 Financial Results

Second Quarter Revenue Growth of 4% Over Prior Year; Organic Revenue Growth of 11% Over Prior Year

GAAP EPS of $0.51; Adjusted EPS of $0.55, Up 31% Over Prior Year

Operating Margin Improved 430 Basis Points Over Prior Year; Adjusted Operating Margin Improved 390 Basis Points Over Prior Year

Increased 2018 Financial Guidance

WILSONVILLE, Ore.--(BUSINESS WIRE)--July 25, 2018--FLIR Systems, Inc. (NASDAQ: FLIR) today announced financial results for the second quarter ended June 30, 2018. “We are pleased with our second quarter results,” said Jim Cannon, FLIR President and Chief Executive Officer. “Strong organic sales growth and meaningful margin improvement drove adjusted earnings per share growth of 31%. In addition to excellent sales and earnings performance, FLIR significantly improved operating cash flow for the first half of 2018, up 46% over the same period of 2017.”

Mr. Cannon continued, “Our team embraced a number of new business initiatives while maintaining focus on the customer to drive solid first half results. We’re taking this momentum into the second half of the year as we continue executing our mission of innovating technologies that increase awareness and insight so professionals can make more informed decisions that save lives and livelihoods.”

Second Quarter 2018

Second quarter 2018 revenue was $452.7 million, up 4% over second quarter 2017 revenue of $434.1 million. Organic revenue growth was 11%, which excludes the second quarter results in 2017 of the previously disclosed divested security businesses that closed in the first quarter of 2018.

GAAP Earnings Results

GAAP gross profit in the second quarter increased 12% to $232.6 million, or 51.4% of revenue, compared to $206.7 million, or 47.6% of revenue in the second quarter of 2017. GAAP operating income in the second quarter increased 33% to $88.7 million, compared to $66.6 million in the prior year, representing a 430 basis point improvement in operating margin.

Second quarter 2018 GAAP net earnings were $71.6 million, or $0.51 per diluted share, compared with GAAP net earnings of $51.4 million, or $0.37 per diluted share in the second quarter last year.

Cash provided by operations was $153.3 million in the first half of 2018, compared to $105.3 million in the first half of the prior year, a 46% increase. Approximately 2.0 million shares were repurchased in the first half of 2018 at an average price of $50.52.

Non-GAAP Earnings Results

Adjusted gross profit was $236.4 million in the second quarter, representing 52.2% of revenue and increasing 11% over adjusted gross profit of $212.4 million in the second quarter of 2017. Adjusted operating income was $102.0 million in the second quarter, which was 26% higher than adjusted operating income of $81.0 million in the second quarter of 2017. Adjusted operating margin increased 390 basis points to 22.5%, compared with 18.7% in the second quarter of 2017.

Adjusted net earnings in the second quarter were $77.4 million, or $0.55 per diluted share, which was 31% higher than adjusted earnings per diluted share of $0.42 in the second quarter of 2017.

Business Unit Results

Revenue from the Industrial Business Unit was $188.4 million, an increase of 14% over the second quarter results of last year, with strength in optical gas imaging, automotive, and industrial unmanned aerial systems (UAS). The Government and Defense Business Unit contributed $161.0 million of revenue during the second quarter, up 11% over the prior year, driven by increased deliveries of gimbaled systems, DR-SKO, and UAS systems. The Commercial Business Unit recorded revenue of $103.3 million in the second quarter, down 17% from the prior year, but up 5% excluding revenue related to the divested security businesses. Strong results in the maritime, thermal rifle scopes, and intelligent transportation systems product lines contributed to the organic revenue growth.

Revenue and Earnings Outlook for 2018

Based on financial results for the second quarter and the outlook for the remainder of the year, FLIR now expects revenue in 2018 to be in the range of $1.780 billion to $1.800 billion, increased from the previous $1.760 billion to $1.790 billion amount provided in the first quarter earnings call. Adjusted net earnings per diluted share is now expected to be in the range of $2.17 to $2.22 per diluted share, up from the previous outlook of $2.11 to $2.16 per diluted share.

Dividend Declaration

FLIR’s Board of Directors has declared a quarterly cash dividend of $0.16 per share on FLIR common stock, payable September 7, 2018 to shareholders of record as of close of business on August 24, 2018.

Conference Call

FLIR has scheduled a conference call at 9:00 a.m. ET (6:00 a.m. PT) today to discuss its results for the quarter. A simultaneous webcast of the conference call and the accompanying summary presentation can be accessed online from a link in the Events & Presentations section of www.flir.com/investor. A replay will be available after 12:00 p.m. ET (9:00 a.m. PT) at this same internet address. Summary second quarter and historical financial data may be accessed online from the Financial Info Database link under the Financials & Filings section at www.flir.com/investor.

About FLIR Systems

Founded in 1978 and headquartered in Wilsonville, Oregon, FLIR Systems is a world-leading maker of sensor systems that enhance perception and heighten awareness, helping to save lives, improve productivity, and protect the environment. Through its nearly 3,500 employees, FLIR’s vision is to be “The World’s Sixth Sense” by leveraging thermal imaging and adjacent technologies to provide innovative, intelligent solutions for security and surveillance, environmental and condition monitoring, outdoor recreation, machine vision, navigation, and advanced threat detection. For more information, please visit www.flir.com and follow @flir.

Definitions and Financial Measures

Organic revenue growth is defined as total revenue growth less the sales of companies acquired and divested in the past twelve months. Operating margin is defined as operating income as a percentage of revenue. Management uses operating income and operating margin as key measures to assess the performance of the Company as a whole, as well as the related measures at the segment level.

Non-GAAP Financial Measures: In addition to financial measures prepared in accordance with generally accepted accounting principles (GAAP), this earnings release makes reference to non-GAAP measures. With respect to the outlook for the full year 2018, certain items that affect GAAP net earnings per diluted share are out of the Company’s control and/or cannot be reasonably predicted. Consequently, the Company is unable to provide a reasonable estimate of GAAP net earnings per diluted share or a corresponding reconciliation to GAAP net earnings per diluted share for the full year. Additional information regarding the reasons the Company uses non-GAAP measures, a reconciliation of these measures to the most directly comparable GAAP measures, and other information relating to these measures are included below, following the GAAP financial information.

Forward-Looking Statements

Statements in this release by Jim Cannon and the statements in the section captioned “Revenue and Earnings Outlook for 2018” above are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any statements that are not statements of historical fact (including statements containing the words “believes,” “plans,” “anticipates,” “expects,” “estimates,” or similar expressions) should be considered to be forward-looking statements. Such statements are based on current expectations, estimates, and projections about FLIR’s business based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks and uncertainties that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors, including the following: changes in demand for FLIR’s products, product mix, the timing of customer orders and deliveries, the impact of competitive products and pricing, the impact of self-imposed or government mandated remediation efforts related to FLIR’s compliance with U.S. export control laws and regulations and similar laws and regulations, the timely receipt of any necessary export licenses, constraints on supplies of critical components, excess or shortage of production capacity, the ability to manufacture and ship the products in the time period required, actual purchases under agreements, the continuing eligibility of FLIR to act as a federal contractor, the amount and availability of appropriated government procurement funds and other risks discussed from time to time in filings and reports filed with the Securities and Exchange Commission. In addition, such statements could be affected by general industry and market conditions and growth rates, and general domestic and international economic conditions. Such forward-looking statements speak only as of the date on which they are made and FLIR does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release, or for changes made to this document by wire services or internet service providers.

FLIR SYSTEMS, INC.
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share amounts)(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2018	2017	2018	2017

Revenue	$452,707	$434,124	$892,325	$840,938
Cost of goods sold	220,156	227,392	441,860	442,885
Gross profit	232,551	206,732	450,465	398,053

Operating expenses:
Research and development	46,429	43,046	90,990	85,029
Selling, general and administrative	97,456	97,056	205,139	187,308
Loss on sale of business	-	-	10,178	-
Total operating expenses	143,885	140,102	306,307	272,337

Earnings from operations	88,666	66,630	144,158	125,716

Interest expense	3,992	4,472	8,044	8,925
Interest income	(656)	(355)	(1,612)	(626)
Other expense (income), net	2,377	(1,027)	158	(1,687)

Earnings before income taxes	82,953	63,540	137,568	119,104

Income tax provision	11,390	12,127	26,810	25,120

Net earnings	$71,563	$51,413	$110,758	$93,984

Earnings per share:
Basic	$0.52	$0.38	$0.80	$0.69
Diluted	$0.51	$0.37	$0.79	$0.68

Weighted average shares outstanding:
Basic	137,749	136,865	138,124	136,613
Diluted	140,149	138,449	140,564	138,266

FLIR SYSTEMS, INC.
CONSOLIDATED BALANCE SHEETS
(In thousands)(Unaudited)

	June 30,	December 31,
	2018	2017
ASSETS

Current assets:
Cash and cash equivalents	$507,942	$519,090
Accounts receivable, net	304,265	346,687
Inventories	384,242	372,183
Assets held for sale, net	-	67,344
Prepaid expenses and other current assets	89,385	81,915
Total current assets	1,285,834	1,387,219

Property and equipment, net	252,478	263,996
Deferred income taxes, net	22,574	21,001
Goodwill	903,849	909,811
Intangible assets, net	154,958	168,130
Other assets	85,382	59,869
	$2,705,075	$2,810,026

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$106,721	$106,389
Deferred revenue	27,299	25,614
Accrued payroll and related liabilities	66,849	71,310
Accrued expenses	36,501	37,089
Accrued income taxes	32,066	64,136
Liabilities held for sale	-	39,544
Other current liabilities	46,654	50,851
Total current liabilities	316,090	394,933

Long-term debt	421,316	420,684
Deferred income taxes	15,294	12,496
Accrued income taxes	90,185	87,483
Other long-term liabilities	67,024	59,872

Commitments and contingencies

Shareholders’ equity	1,795,166	1,834,558
	$2,705,075	$2,810,026

FLIR SYSTEMS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2018	2017	2018	2017

Cash flows from operating activities:
Net earnings	$71,563	$51,413	$110,758	$93,984
Income items not affecting cash:
Depreciation and amortization	16,609	17,977	33,055	35,008
Deferred income taxes	(1,385)	(342)	3,189	(150)
Stock-based compensation arrangements	8,469	8,608	14,400	14,854
Change in accrued income taxes	(3,643)	(14,527)	(33,078)	(18,642)
Other activity impacting operating cash flows	18,555	(33,002)	25,020	(19,800)
Cash provided by operating activities	110,168	30,127	153,344	105,254

Cash flows from investing activities:
Additions to property and equipment, net	(6,336)	(10,032)	(13,435)	(23,627)
Proceeds from sale of business	-	-	25,920	-
Business acquisitions, net of cash acquired	(7,125)	-	(14,195)	-
Other investments	-	2,859	(9,500)	2,859
Cash used by investing activities	(13,461)	(7,173)	(11,210)	(20,768)

Cash flows from financing activities:
Repayments of credit agreement and long-term debt	-	(3,750)	-	(11,250)
Repurchase of common stock	(5,001)	-	(99,957)	-
Dividends paid	(22,098)	(20,557)	(44,330)	(41,013)
Proceeds from shares issued pursuant to stock-based compensation plans	13,393	6,033	16,890	7,035
Tax paid for net share exercises and issuance of vested restricted stock units	(11,848)	(7,179)	(12,113)	(9,022)
Other financing activities	-	(4)	(11)	(4)
Cash used by financing activities	(25,554)	(25,457)	(139,521)	(54,254)

Effect of exchange rate changes on cash	(15,349)	8,658	(13,761)	12,010

Net increase (decrease) in cash and cash equivalents	55,804	6,155	(11,148)	42,242
Cash and cash equivalents:
Beginning of period	452,138	397,436	519,090	361,349
End of period	$507,942	$403,591	$507,942	$403,591

FLIR SYSTEMS, INC.
OPERATING SEGMENT PERFORMANCE
(In thousands)(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2018	2017	2018	2017
SEGMENT REVENUE
Industrial	$188,421	$164,736	$359,079	$319,521
Government and Defense	161,027	145,715	320,358	283,896
Commercial	103,259	123,673	212,888	237,521

SEGMENT EARNINGS FROM OPERATIONS
Industrial	$58,096	$47,047	$103,550	$89,865
Government and Defense	45,548	38,153	91,730	71,473
Commercial	17,367	15,475	31,839	25,463

SEGMENT OPERATING MARGIN
Industrial	30.8%	28.6%	28.8%	28.1%
Government and Defense	28.3%	26.2%	28.6%	25.2%
Commercial	16.8%	12.5%	15.0%	10.7%

FLIR SYSTEMS, INC.
GAAP TO NON-GAAP RECONCILIATION
(In thousands, except per share amounts)(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2018	2017	2018	2017
Gross profit:
GAAP gross profit	$232,551	$206,732	$450,465	$398,053
Amortization of acquired intangible assets	3,817	3,644	7,536	7,202
Purchase accounting adjustments	-	-	-	1,992
Other	34	2,000	382	2,000
Adjusted gross profit	$236,402	$212,376	$458,383	$409,247

Gross margin:
GAAP gross margin	51.4%	47.6%	50.5%	47.3%
Cumulative effect of non-GAAP Adjustments	0.9%	1.3%	0.9%	1.3%
Adjusted gross margin	52.2%	48.9%	51.4%	48.7%

Earnings from operations:
GAAP earnings from operations	$88,666	$66,630	$144,158	$125,716
Amortization of acquired intangible assets	6,099	7,016	12,086	13,751
Purchase accounting adjustments	-	-	-	1,992
Restructuring charges	2,140	13	1,297	101
Acquisition related expenses	2,110	379	2,847	1,338
Loss on sale of business	-	-	10,178	-
Executive transition costs	1,330	4,961	2,208	5,731
DDTC estimated penalty	-	-	15,000	-
Other	1,618	2,000	1,965	2,000
Adjusted earnings from operations	$101,963	$80,999	$189,739	$150,629

Operating margin:
GAAP operating margin	19.6%	15.3%	16.2%	14.9%
Cumulative effect of non-GAAP Adjustments	2.9%	3.3%	5.1%	3.0%
Adjusted operating margin	22.5%	18.7%	21.3%	17.9%

Net earnings:
GAAP net earnings	$71,563	$51,413	$110,758	$93,984
Amortization of acquired intangible assets	6,099	7,016	12,086	13,751
Purchase accounting adjustments	-	-	-	1,992
Restructuring charges	2,140	13	1,297	101
Acquisition related expenses	2,110	379	2,847	1,338
Loss on sale of business	-	-	10,178	-
Executive transition costs	1,406	4,961	2,284	5,731
DDTC estimated penalty	-	-	15,000	-
Other	1,618	2,000	1,965	2,000
Estimated tax benefit of non-GAAP adjustments	(2,418)	(3,592)	(9,360)	(6,228)
Discrete tax items, net	(5,069)	(3,758)	(1,391)	(4,656)
Adjusted net earnings	$77,449	$58,432	$145,664	$108,013

Earnings Per Diluted Share:
GAAP earnings per diluted share	$0.51	$0.37	$0.79	$0.68
Cumulative effect of non-GAAP Adjustments	0.04	0.05	0.25	0.10
Adjusted earnings per diluted share	$0.55	$0.42	$1.04	$0.78

Weighted average diluted shares outstanding:	140,149	138,449	140,564	138,266

Explanation of Non-GAAP Financial Measures

We report our financial results in accordance with United States generally accepted accounting principles (GAAP). As a supplement to our GAAP financial results, this earnings announcement contains some or all of the following non-GAAP financial measures: (i) adjusted gross profit, (ii) adjusted gross margin (defined as adjusted gross profit divided by revenue), (iii) adjusted operating earnings/income, (iv) adjusted operating margin (defined as adjusted operating income divided by revenue), (v) adjusted net earnings/income, and (vi) adjusted earnings per diluted share (EPS). These non-GAAP measures of financial performance are not prepared in accordance with GAAP and computational methods may differ from those used by other companies. Additionally, these non-GAAP measures should not be considered a substitute for any other performance measure determined in accordance with GAAP and the Company cautions investors and potential investors to consider these measures in addition to, not as a substitute for, its consolidated financial results as presented in accordance with GAAP. Each of the non-GAAP measures is adjusted from GAAP results and are outlined in the "GAAP to Non-GAAP Reconciliation" tables included within this earnings release.

In calculating non-GAAP financial measures, we exclude certain items (including gains and losses) to facilitate a review of the comparability of our core operating performance on a period-to-period basis. The excluded items represent amortization of acquired intangible assets, purchase accounting adjustments, restructuring charges, acquisition related expenses, loss on sale of business, executive transition costs, discrete tax items, and other items we do not consider to be directly related to our core operating performance. We use non-GAAP measures internally to evaluate the core operating performance of our business, for comparison with forecasts and strategic plans, for calculating return on investment, and as a factor for determining incentive compensation for certain employees. Accordingly, supplementing GAAP financial results with these non-GAAP financial measures enables the comparison of our ongoing operating results in a manner consistent with the metrics reviewed by management. We believe that these non-GAAP measures, when read in conjunction with our GAAP financials, provide useful information to investors by facilitating:

  the comparability of our ongoing operating results over the periods presented;
  the ability to identify trends in our underlying business; and
  the comparison of our operating results against analyst financial models and operating results of other public companies that supplement their GAAP results with non-GAAP financial measures.

The following are explanations of each type of adjustment that we incorporate into non-GAAP financial measures:

  Amortization of acquired intangible assets. GAAP accounting requires that intangible assets are recorded at fair value as of the date of acquisition and amortized over their estimated useful lives. The timing and magnitude of our acquisition transactions and maturities of the businesses acquired will cause our operating results to vary from period to period, making comparison to past performance difficult for investors.
  Purchase accounting adjustments. Included in our GAAP financial measures are purchase accounting adjustments, required by GAAP to adjust inventory balances to fair value at the time of acquisition. These non-cash charges are not reflective of our ongoing operations and can vary significantly in any given period driven by variability in our acquisition activity.
  Acquisition related expenses. Included in our GAAP financial measures are acquisition related expenses, consisting of external expenses resulting directly from acquisition related activities, including due diligence, legal, valuation, tax and audit services. The timing and nature of our acquisition activity can vary significantly from period to period impacting comparability of operating results from one period to another. These transaction-specific costs can vary significantly in amount and timing and are not indicative of our core operating performance.
  Restructuring charges. Included in our GAAP financial measures are restructuring charges which are primarily for employee compensation resulting from reductions in employee headcount and facilities exit and lease termination costs in connection with Company reorganization and restructuring activities. We believe that excluding these costs provides greater visibility to the underlying performance of our business operations, facilitates comparison of our results with other periods, and facilitates comparison with the results of other companies in our industry.
  Loss on sale of business. We recognized a loss, representing the difference between the carrying value and expected sales proceeds, associated with the divestiture of the retail and SMB portion of the Security segment. We excluded this loss for purposes of calculating certain non-GAAP measures. This adjustment facilitates an alternative evaluation of our current operating performance and comparisons to past operating results consistent with the metrics reviewed by management.
  Executive transition costs. Executive transition costs primarily include costs associated with separation and severance agreements of the Company’s former CEO, COO and other former members of the executive management team; professional services expenses associated with the transition of the former CEO and CFO including recruitment fees, legal services and other related costs, as well as sign-on cash bonus payments to the current CEO and others reporting to the CEO; partially offset by benefits associated with stock compensation reversals for share-based awards forfeited upon the departures of the former CEO, COO, CFO and other former members of the executive management team.
  DDTC estimated penalty. This charge is related to an accrual recorded during in the first quarter of 2018 associated with an administrative agreement with the U.S. Department of State regarding inadequate trade compliance policies and procedures. It is excluded from our non-GAAP measures because we do not believe such charges are representative of our ongoing operations.
  Other. Other charges include product remediation charges associated with certain SkyWatch™ surveillance towers and certain long-term contract adjustments related to contracts completed by companies acquired by FLIR prior to their acquisition. We exclude other charges from our non-GAAP measures because we do not believe such costs are representative of our ongoing operations.
  Estimated tax effect of non-GAAP adjustments. This amount adjusts the provision for income taxes to reflect the effect of the previously listed non-GAAP adjustments on non-GAAP net income. We estimate the tax effect of the adjustment items by applying the Company’s overall estimated effective tax rate, excluding significant discrete items, to the pretax amount.
  Discrete tax items, net. Included in our GAAP financial measures are income tax expenses and benefits related to discrete events or transactions that are not representative of the Company’s estimated tax rate related to ongoing operations. These discrete tax items can vary significantly from period to period impacting the comparability of our earnings from one period to another. Discrete tax items include charges and reversals of provisions associated with certain unrecognized tax benefits, benefits or charges associated with the windfalls or shortfalls resulting from vesting and exercise activity of share-based compensation, benefits associated with the reversal of previously recorded valuation allowances against certain deferred tax assets, and other discrete items not included in the annual effective tax rate associated with our ongoing operations. We exclude discrete tax items from our non-GAAP measures because we do not believe such expenses or benefits reflect the performance of our ongoing operations.

CONTACT:
FLIR Systems, Inc.
Jay Gentzkow, 503-498-3809
jay.gentzkow@flir.com